Statoil ASA
Articles of association

Effective from 2 November 2009

Article 1
The Company’s name is Statoil ASA. The Company is a Public Limited Company.

The object of Statoil ASA is to engage in exploration, production, transportation, refining and marketing of petroleum and petroleum-derived products, and other forms of energy, as well as other business. The activities may also be carried out through participation in or cooperation with other companies.

Article 2
The Company’s registered office is located in the municipality of Stavanger.

Article 3
The share capital of the Company is NOK 7,971,617,757.50 divided into 3,188,647,103 shares of NOK 2.50 each.

Article 4
The Board of Directors of the Company shall consist of 10 members. The Board of Directors, including the chair and the deputy chair, shall be elected by the Corporate Assembly. Deputy Directors may be elected in respect of the directors elected by and among the employees in accordance with regulations pursuant to the Public Limited Companies Act concerning the rights of employees to be represented on the Board of Directors and in the Corporate Assembly of limited companies.

Article 5
Any two directors jointly may sign for the Company. The Board may grant powers of procuration.

Article 6
The Board shall appoint the Company’s Chief Executive Officer and stipulate his/her salary.

Article 7
The Company shall have a Corporate Assembly consisting of 18 members and deputy members. The Annual General Meeting shall elect 12 members and 4 deputy members for these 12 members. 6 members and deputies for these 6 members shall be elected by and among the employees of the Company in accordance with regulations pursuant to the Public Limited Companies Act concerning the rights of employees to be represented on the Board of Directors and in the Corporate Assembly of limited companies.

The Corporate Assembly shall elect a chair and deputy chair from and among its members.

The Corporate Assembly shall hold at least 2 meetings annually.

Article 8
The Annual General Meeting shall be held each year by the end of June. Annual General Meetings shall be held in the municipality of Stavanger or Oslo.

Article 9
The Annual General Meeting shall address and decide the following matters:

Adoption of the annual report and accounts, including the declaration of dividends.

Any other matters which are referred to the Annual General Meeting by statute law or the articles of association.

Article 10
The Company shall be responsible for the marketing and sale of the state’s petroleum which is produced from the state’s direct financial interest (SDFI) on the Norwegian continental shelf, as well as for the marketing and sale of petroleum paid as royalty in accordance with the Petroleum Act of 29 November 1996 No 72. The Annual General Meeting of the Company may by simple majority decide on further instructions concerning the marketing and sale.

Article 11
The duties of the Election Committee are to submit a recommendation to the Annual General Meeting for the election and remuneration of shareholder-elected members and deputy members of the Corporate Assembly, and to submit a recommendation to the Corporate Assembly for the election and remuneration of shareholder-elected members of the Board of Directors. The chair of the Board of Directors and the President and Chief Executive Officer shall be invited, without having the right to vote, to attend at least one meeting of the Election Committee before it makes its final recommendation.

The Election Committee consists of four members who must be shareholders or representatives of shareholders and who shall be independent of the Board of Directors and the Company's management. The members of the Election Committee, including the chair, shall be elected by the Annual General Meeting. The chair of the Election Committee and one other member shall be elected from among the shareholder-elected members of the Corporate Assembly. The members of the Election Committee are elected for a term of 2 years.

The Annual General Meeting stipulates the remuneration to be paid to members of the Election Committee. The Company will cover the costs of the Election Committee.

At the proposal of the Board of Directors' shareholder-elected members, the Corporate Assembly may adopt instructions for the Election Committee.